EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter

2012 Results

OLD BRIDGE, New Jersey—May 16, 2012—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) today announced its sales and results for the first quarter ended March 31, 2012.

Net sales increased $510,000, or 8.5%, to $6,508,000 in the first three months of 2012 from $5,998,000 in the first three months of 2011.  The increase is primarily attributed to an increase in sales of digital video headend products and HFC distribution products.  Sales of digital video headend products were $2,633,000 and $2,137,000 and HFC distribution products were $1,182,000 and $972,000 in the first three months of 2012 and 2011, respectively.  The Company has experienced and expects to continue to see a shift in product mix from analog products to digital products.  The previously announced Drake acquisition contributed $1,401,000 to net sales for the first three months of 2012.

Net loss was $(1,480,000) or $(0.24) per share for the first three months of 2012 compared to a net loss of $(316,000) or $(0.05) per share for the corresponding period of 2011.

Commenting on the first quarter 2012, Chairman and Chief Executive Officer James A. Luksch noted, “While our first quarter is historically a weak quarter, the first quarter of 2012 was significantly worse than recent previous first quarters.  Net sales excluding Drake were actually 14.9% lower than 2011 and the net effect of the Drake acquisition on the first quarter (taking into account the contribution of Drake net sales and income as well as non-recurring transaction costs incurred by the Company in connection with the acquisition), increased our loss for the period by approximately $300,000.  We also recognized more than a $100,000 increase in our inventory reserve additions for this quarter compared to the same period last year.  Looking forward, as we continue to implement the transition of Drake’s manufacturing and administrative overhead from Ohio to Old Bridge (which commenced upon the closing and is expected to be completed by the end of the third quarter), we have already begun to enjoy the synergies that we anticipated from this transaction, including meaningful cross-selling opportunities, reductions in operating expenses beginning in the second quarter and meaningful improvements in our gross margins as the transition effort is concluded.”

Conference Call Reminder

•	Wednesday, May 16th, 2012
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #394423

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products. As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2011 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2012	2011

Net sales	$6,508	$5,998
Gross profit	1,911	2,157
Loss from operations	(1,393)	(272)
Net loss	$(1,480)	$(316)
Basic and diluted net loss per share	$(0.24)	$(0.05)
Basic and diluted weighted average shares outstanding	6,216	6,205

Consolidated Summary Balance Sheets
(in thousands)

                                                   (unaudited)
	March 31, 2012	December 31, 2011

Current assets	$16,222	$13,685
Property, plant, and equipment, net	4,422	3,852
Total assets	31,724	25,871
Current liabilities	7,634	1,847
Long-term liabilities	4,305	2,821
Stockholders’ equity	19,785	21,203

Total liabilities and stockholders’ equity	$31,724	$25,871

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